            CONFIDENTIAL TREATMENT REQUESTED BY BEARCOM GROUP, INC. OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SEC.


                                                                 EXHIBIT 10.13

                                  May 29, 1997





Mobitel Communications and Electronics, Inc.
  And Its Shareholders
Network Communications, Inc.
  And Its Shareholder
c/o 6001 Stonington Street
Suite 170
Houston, TX 77040


Gentlemen:

         The purpose of this letter agreement (this "Agreement") is to set forth the terms and conditions agreed to by and among BearCom Operating, L.P., a Texas limited partnership ("Purchaser"), Mobitel Communications and Electronics, Inc., a Texas corporation ("Mobitel"), Network Communications, Inc., a Texas corporation ("Network" and collectively with Mobitel, "Sellers"), Royce A. Witte, one of the two shareholders of Mobitel and the sole shareholder of Network ("Witte"), and James D. Reed, one of the two shareholders of Mobitel ("Reed") (Witte and Reed are sometimes collectively referred to herein as the "Shareholders"), for Purchaser's purchase of certain assets of the Sellers.
For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Sale of Assets. At the Closing (hereinafter defined), Purchaser will purchase and (a) Mobitel will sell, convey and assign to Purchaser, free and clear of all liens, claims and encumbrances, all of the business, assets, property and goodwill of Mobitel of every kind and character, whether real or personal, tangible or intangible, (other than cash and accounts receivable of Mobitel ("Receivables")) including (without limitation) all of the fixed assets, inventory, two-way radios, intangible assets, customer data and related information, permits, insurance proceeds (if any), computers, the contracts set forth on Exhibit A hereto (the "Assumed Contracts"), records, the name "Mobitel Communications and Electronics," the phone and fax numbers of Mobitel, trademarks and trade names, and deposits and prepaid expenses, and (b) Network will sell, convey and assign to Purchaser, free and clear of all liens, claims and encumbrances, the rental two-way radios owned by Network that are described on Exhibit D hereto (the assets listed under clauses (a) and (b) of this sentence are collectively referred to herein as the "Assets"). Sellers will be entitled, and Purchaser will not be obligated, to collect the Receivables after the Closing; Purchaser would, however, remit to Sellers any payment on the Receivables received by Purchaser. SEE ADDENDUM.

         2.      Liabilities Not Assumed; Sales Tax.

                 (a) Purchaser will not assume or be liable for any liabilities or obligations of the Sellers and the Sellers and the Shareholders will, jointly and severally, indemnify Purchaser against and hold it harmless from all such liabilities and obligations. SEE ADDENDUM.

                 (b) The liabilities and obligations of the Sellers that Purchaser will not assume include, but are not limited to, trade payables and other accounts payable, bank debt or other debts for borrowed money, pension, and other employee benefit plan liabilities (including any accruals relating thereto), breaches or violations of agreements to which the Sellers or the Assets are subject, violations of law or applicable statutory regulations, property damage, personal injury, negligence, sexual abuse or harassment or employee claims based on events occurring prior to the Closing Date, liabilities or obligations of the Sellers for employees' accrued vacations, liabilities or obligations to remediate or cleanup any contamination or pollution of the air, soil or other environmental conditions occurring or existing prior to the Closing Date, any contingent liabilities (whether or not known), any other liabilities or obligations that relate to the period, or conditions existing, before the Closing.

                 (c) The Sellers shall be liable for and shall pay any sales tax and other similar taxes resulting from consummation of the transactions contemplated hereby.

         3.      Price for the Assets.     The purchase price for the Assets
(the "Purchase Price") shall be payable by Purchaser to the Sellers as follows:

                 (a) [Confidential Treatment Requested with SEC] shall be payable to Sellers by Purchaser check or wire transfer at the Closing.

                 (b) [Confidential Treatment Requested with SEC] shall be payable to Sellers by Purchaser check or wire transfer on the date that is six months after the Closing Date.

                 (c) [Confidential Treatment Requested with SEC] shall be payable to Sellers by Purchaser check or wire transfer on the first anniversary of the Closing Date.

The cash that would be payable to Sellers pursuant to subsections (a), (b) and
(c) of this Section 2 shall be allocated between Mobitel and Network as set forth on Exhibit B hereto.

         4. Representations and Warranties. The Sellers and the Shareholders jointly and severally represent and warrant to Purchaser that the following are true and correct as of the date hereof and that the following will be true and correct as of the Closing Date:

                 (a) The Shareholders are the sole shareholders of Mobitel, and Witte is the sole shareholder of Network.

                 (b) The Assets include all of the assets reflected in the December 31, 1996 balance sheets of the Sellers previously delivered by the Sellers to Purchaser (other than inventory sold in the ordinary course of business since that date on a basis consistent with prior practices). The inventory amounts on the December 31, 1996 balance sheets reflect the cost of such inventory. The Sellers holds good and indefeasible title to the Assets, free and clear of all liens, claims and encumbrances. At the

         Closing Purchaser will acquire good and indefeasible title to the Assets, free and clear of all liens, claims and encumbrances.

                 (c) The Sellers have furnished to Purchaser the balance sheet and related statements of income, retained earnings, changes in stockholders' equity, and cash flows of the Sellers including the notes thereto at and for the period ending December 31, 1996 (collectively, the "Financial Statements"). The Financial Statements fairly present the financial condition and results of operations of the Sellers as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis with prior practices. There were not any significant items of income or expense which were unusual or of a nonrecurring nature reflected in the Financial Statements.

                 (d) Except for those liabilities and obligations incurred in the ordinary course of business consistent with prior practices since the date of the Financial Statements, the Financial Statements reflect all liabilities and obligations of the Sellers, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the Closing Date. All allowances and reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for expenses and losses thereby contemplated. Neither of the Sellers is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity. The Sellers and each of the Shareholders knows of no basis for the assertion of any other claims or liabilities of any nature or in any amount.

                 (e) This Agreement has been duly authorized, executed and delivered by the Sellers and the Shareholders and is a valid and binding agreement of the Sellers and the Shareholders, enforceable against each such party in accordance with its terms.

                 (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein violates any law, agreement, mortgage or other instrument or provision of law to which or under which the Sellers or the Shareholders are a party or bound.

                 (g) Except for the consents set forth on Schedule 4(g) hereto, no consents or approvals are required for execution of this Agreement by the Sellers and the Shareholders or their consummation of the transactions contemplated herein.

                 (h) There is no judicial, administrative or arbitral action, suit, proceeding (public or private), claim or demand pending or, to the knowledge of the Sellers and the Shareholders, threatened against the Sellers or their businesses.

                 (i) The Sellers and their businesses are, and have been, in compliance with all applicable laws, rules, regulations, ordinances, licenses, permits and orders. The Sellers have maintained all employee benefit plans and arrangements in accordance with all applicable laws, rules and regulations including the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, and have timely filed with all applicable regulatory authorities all applicable reports and returns required to be filed by them with respect to its employee benefit plans and arrangements.

                 (j) The Sellers have no liabilities for federal, state or local taxes, including but not limited to income, estimated, sales, use, ad valorem, personal property, franchise, payroll, employment, social security, unemployment, and disability taxes.

                 (k) The Sellers have not suffered any adverse change in its business, operations, financial condition or prospects from that heretofore represented to Purchaser or its affiliates, officers or representatives.

                 (l) The distribution agreements between the Sellers and Motorola, Inc. ("Motorola Contract") and all other contracts, if any, being assigned by the Sellers to Purchaser pursuant hereto are in full force and effect. Neither party to any such contract is in default under any of such contracts, and no event has occurred that would, with the passage of time, cause a default under any of such contracts. The Sellers have paid the other party to each such contract all amounts it owes them whether or not such amounts are yet due. The Sellers have provided Purchaser with true, correct, and current copies of all such contracts. There are no other contracts that are material to the Sellers' businesses.

                 (m) Set forth in Schedule 4(m) hereto is a complete and accurate list of all employees of the Sellers, together with their dates of hire, positions and their annual salaries and other compensation. The Sellers have not granted or become obligated to grant any increases in the wages or salary of, or paid or become obligated to pay any bonus or made or become obligated to make any similar payment to or grant any benefit to or on behalf of, any officer, employee or agent. The Sellers have no direct or indirect, express or implied, obligation to pay severance or termination pay to any officer or employee of either of the Sellers or to pay any amounts to any consultant, agent or similar person or entity. The Sellers and the Shareholders have no knowledge of any facts which would indicate that any employee of the Sellers will not accept employment with Purchaser on a basis no less favorable than that upon which such employee is currently employed by the Sellers.

                 (n) All of the fixed assets (including but not limited to all equipment), owned or leased by the Sellers are in good condition and repair, fit for their intended use in the ordinary course of business, and conform in all respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein. All regular maintenance or service requirements, and product recalls, have been followed, installed, or otherwise implemented on and with respect to the Assets. All inventory of the Sellers is in good, current, standard, and merchantable condition and is not obsolete or defective. The inventory of the Sellers is properly recorded on the Financial Statements at the lower of cost (last in-first out) or market in accordance with GAAP.

                 (o) The books of account of the Sellers have been kept accurately in the ordinary course of its business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Sellers have been properly recorded in such books. The records are in good order, are complete, and have been maintained in accordance with sound business practices.

                 (p)      Since December 31, 1996, neither of the Sellers has
         (i) declared, paid or set aside for payment any dividend or distribution to its shareholder or shareholders, (ii) made any loan or advance to any shareholder, officer, director or employee, (iii) redeemed, purchased or otherwise acquired or sold or issued any of its capital stock or any right to acquire such capital stock, or (iv) increased the compensation of or paid or accrued any bonus to any employee other than in accordance with past established practices, and none of such actions will be taken after the date hereof until the consummation of the transactions contemplated hereby.

                 (q) No shareholder, director, or officer of either of the Sellers, nor any person who is a spouse or descendant of such shareholder, director or officer, has any direct or indirect relationship with any customer or supplier of, or other contracting party with, either of the Sellers.

                 (r) Neither the Sellers nor any Shareholder knows or has any reason to believe, or has received notice or information, that any supplier of the Sellers will cease or refuse to do business with Purchaser after the consummation of the transactions contemplated hereby in the same manner, and same amount, as previously conducted with the Sellers. Neither the Sellers nor any Shareholder has received any notice of any disruption (including delayed deliveries or allocations by suppliers or service providers) in the availability of the products used by the Sellers, nor are the Sellers or any Shareholder aware of any facts which could lead the Sellers to believe that the Sellers or Purchaser will be subject to any such material disruption. Neither the Sellers nor any Shareholder is aware of any condition (financial or otherwise) affecting any supplier that will, or could be reasonably expected to, now or in the future, reduce each such supplier's ability to do business with Purchaser in substantially the same manner and amount that each such supplier has done business with the Sellers during the period preceding this Agreement. Set forth in Schedule 4(r) is a complete and accurate list and description of all volume discounts and other discounts provided by any supplier of the Sellers.

                 (s) All information furnished to Purchaser by the Sellers or the Shareholders, whether or not herein or in any Exhibit or Schedule hereto, is true, correct, and complete. Such information states all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete in all material respects. The Sellers and the Shareholders have made due inquiry and investigation concerning the matters to which representations and warranties of the Sellers and the Shareholders under this Agreement pertain and the Sellers and the Shareholders, and each of them, are unaware of any facts, events or circumstances which have not been disclosed to Purchaser which are material to the Assets, the businesses of the Sellers, or the Sellers.

The representations, warranties and covenants of the Sellers and the Shareholders set forth in this Agreement shall survive execution and delivery of this Agreement and the Closing.

         5. Closing. The closing of the transactions contemplated hereby (the "Closing") will take place concurrently with the execution of this Agreement at the offices of Mobitel (or such other place as may be mutually agreed upon by the parties hereto). The day on which the Closing occurs is herein referred to as the "Closing Date."

         6.      Deliveries at Closing.    At the Closing,

                 (a) the Sellers shall execute and deliver to Purchaser bills of sale in the form reasonably requested by Purchaser and shall deliver a list of the fixed assets, inventory and rental two-way radios owned by the Sellers as of the Closing;

                 (b) Purchaser shall deliver [Confidential Treatment Requested with SEC] to the Sellers (as so designated on Exhibit B hereto) by Purchaser check or wire transfer;

                 (c) counsel to the Sellers shall deliver to Purchaser a legal opinion dated the Closing Date in form reasonably acceptable to Purchaser opining to the matters set forth in Exhibit C hereto;

                 (d) the Sellers shall deliver evidence of receipt of all required approvals, consents, licenses and permits, including without limitation the consent of Motorola Inc. to the transactions contemplated herein in a form acceptable to the Purchaser in its sole discretion; and

                 (e) the Sellers shall execute and deliver such other documents as are reasonably requested by Purchaser to effectuate the purposes and intent of this Agreement.

         7. Purchase Price Allocation. The parties hereto hereby agree that, for all accounting and foreign, federal, state and local tax reporting purposes, the Purchase Price shall be allocated in accordance with the relative fair market values of the Assets and the non-competition covenant set forth in
Section 9 hereof, as determined by Purchaser, as soon as practicable after the Closing Date. Purchaser shall provide to the Sellers a schedule setting forth such allocation as soon as practicable after the Closing Date, and shall thereafter notify the Sellers of any changes thereto. Each of the parties hereto hereby covenants and agrees that it will not take a position on any tax return, before any governmental agency charged with the collection of any tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 7.

         8. Confidentiality. The Sellers and the Shareholders agree to hold in confidence the terms of this Agreement and, except as required by law, will not make the same available or known to any third party other than their counsel, accountants and other agents or representatives acting on their behalf, and then only to the extent necessary, provided each such person is advised of the confidential nature of the terms hereof and agrees to hold the same in confidence.

         9.      Noncompetition and Non-solicitation.

                 (a) For a period of three years after the Closing, and except for services performed on behalf of Purchaser, the Sellers and the Shareholders agree that neither they nor any of their affiliates will directly or indirectly either as an individual, a partner or a joint venturer, or in any other capacity, (i) invest (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company), or engage in, within 100 miles of Houston, Texas (x) the business of selling, renting, or servicing any wireless communication products or (y) any other business that is competitive with that of Purchaser or its affiliates (the items listed under clauses (x) and (y) hereto are collectively referred to herein as "Competitive Businesses"), or (ii) accept employment with or render services to Competitive Businesses that engages in such Competitive Business within 100 miles of Houston, Texas as a director, officer, agent, employee, consultant, or any other capacity. For purposes of this Agreement, a "business that is competitive with that of Purchaser or its affiliates" specifically includes persons, firms, sole proprietorships, partnerships, companies, corporations or other entities that market products and/or perform services in direct or indirect competition with those marketed and/or performed by Purchaser or its affiliates within 100 miles of Houston, Texas. The parties agree that, if such non-competition agreement is determined by a court of competent jurisdiction to be unenforceable, such agreement should be reformed by the court to the extent necessary to be enforceable and to give effect to the intent of this Section 9. SEE ADDENDUM.

                 (b) For a period of three years after the Closing, neither the Sellers nor the Shareholders will, directly or indirectly,
         (i) except on behalf of Purchaser, solicit for any purpose, any customer of Purchaser (or former customer of Sellers), (ii) solicit for employment by the Sellers or anyone else, any employee of Purchaser or its affiliates as a result of the transactions contemplated hereby or any person who was an employee of the Sellers or Purchaser or its affiliates within the four-month period immediately preceding such solicitation or employment, other than such person whose employment was terminated by Purchaser or its affiliates; or (iii) induce or attempt to induce, any such employee of Purchaser or its affiliates to terminate such employee's employment.

                 (c) The parties hereto acknowledge that the provisions of this Section 9 are supported by good and valuable consideration and Purchaser's agreement to consummate the transactions contemplated hereby are conditioned upon its receipt of the protection provided in this Section 9. The parties hereto further acknowledge that the scope and duration of the covenants set forth in this Section 9 are in all respects reasonable.

                 (d) The Sellers and the Shareholders acknowledge and agree that the breach by either of them of the provisions of this
         Section 9 could not be adequately compensated with monetary damages and would irreparably injure Purchaser, and, accordingly, that injunctive relief and specific performance shall be appropriate remedies to enforce the provisions of this Section against the Sellers and the Shareholders, and the Sellers and the Shareholders waive any claim or defense that there is an adequate remedy at law for such breach; provided, however, that nothing contained herein shall limit the remedies, legal or equitable, otherwise available to Purchaser, and all remedies of Purchaser herein are in addition to any remedies available to Purchaser at law or otherwise.

                 (e) The Shareholders acknowledge and recognize that the enforcement of any of the noncompetition provisions in this Agreement by Purchaser will not interfere with the Shareholders' ability to pursue a proper livelihood. The Shareholders further represent that they are capable of pursuing a career that would not violate the noncompetition provisions hereof to earn a proper livelihood. The Shareholders and the Sellers agree that due to the nature of such business, the noncompetition restrictions set forth in this Agreement are reasonable as to time and geographic area. At any time during the non-compete period, Purchaser may require the Shareholders and the Sellers to supply such information as Purchaser deems necessary to ascertain whether or not the Shareholders and the Sellers have complied with, or have violated, the covenants set forth in this
         Section 9. Any such request for information will be sent to the Shareholders and/or the Sellers by certified mail, return receipt requested, addressed to such person's last known address. The Shareholders and/or the Sellers shall furnish the requested information to Purchaser within 10 days following the receipt of such request.

         10. Employment Arrangement. Purchaser would employ Reed beginning immediately after the Closing. That employment relationship would be at-will and in accordance with Purchaser's employment policies and procedures.

         11. Repairs. Purchaser shall have no obligation to repair or replace any products sold by the Sellers. Nonetheless, if Purchaser, in its sole discretion, chooses to repair or replace any product sold by the

Sellers, the Sellers shall promptly reimburse Purchaser for all amounts expended by Purchaser in connection therewith.

         12. Expenses. Purchaser, on the one hand, and the Sellers and the Shareholders, on the other hand, will bear their own costs and expenses of the transactions contemplated hereby.

         13. Further Assurances. At the Closing and after the Closing, each party hereto shall take all actions and duly execute and deliver or cause to be executed and delivered all instruments of sale, conveyance, transfer, assignment or assumption, and all notices, releases, acquittances and other documents that may be necessary or advisable to consummate the transactions contemplated in this Agreement, or more fully to sell, convey, transfer, assign, and deliver to and vest in Purchaser the Assets sold, conveyed, transferred, assigned, and delivered by the Sellers pursuant hereto or intended so to be.

         14. Indemnification. The Sellers and the Shareholders shall, jointly and severally, indemnify and hold Purchaser and its affiliates and the officers, directors, partners, stockholders, employees and agents of Purchaser and its affiliates harmless from and against any loss, damage, claim, demand, cause of action, liability, costs or expense (including without limitation interest, penalties, and attorneys' fees and disbursements) of any kind or nature whatsoever asserted against or incurred by Purchaser or the Assets by reason of, resulting from, or based upon: (a) any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant or other agreement made by them herein or in any other agreement executed and delivered by them pursuant to this Agreement, (b) the ownership, management, operation or use of the Assets and business of the Sellers prior to the Closing; (c) liabilities or obligations with respect to the Assets or the business of the Sellers or the operation thereof with respect to the periods before the Closing including, but not limited to, claims relating to taxes due for periods prior to the Closing;
(d) occurrences of any nature prior to the Closing relating to the Sellers' businesses or the Assets, whether such claims are asserted prior to or after the Closing; (e) any obligation or liability relating to any employee benefit plan of either Seller or relating to any employee of either Seller who is not hired by Purchaser, and (f) any obligation or liability for any finders', brokers' or agents' fee in connection with the transactions contemplated hereby. SEE ADDENDUM.

NO INVESTIGATION BY OR ON BEHALF OF, AND NO NEGLIGENCE OF, PURCHASER OR ITS AFFILIATES, NOR ANY INFORMATION THAT THEY MAY HAVE OR OBTAIN WILL AFFECT THE INDEMNIFICATION OBLIGATIONS OF THE SELLERS AND THE SHAREHOLDERS HEREUNDER.

         15. Purchaser's Right Of Offset. Purchaser shall be entitled to credit or offset against any amount due the Sellers or the Shareholders pursuant to the Agreement (whether pursuant to Sections 3(b) or 3(c) hereof, or otherwise), in the manner as the Purchaser may determine, an amount equal to any or all amounts due to the Purchaser pursuant to this Agreement.

         16. Entire Agreement: Counterparts. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all other prior or contemporaneous agreements and understandings, both oral and written, of the parties in connection therewith. This Agreement may be executed in counterparts.

         17. Severability. If any term, provision, covenant or condition of this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable in any respect, the remainder of such term, provision, covenant or condition in every other respect and the remainder of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

         18. Amendments. This Agreement may be amended or modified only by a written instrument signed by all the parties hereto.

         19. Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof. Venue for any disputes regarding this Agreement, the transactions contemplated hereby or the liabilities or obligations imposed hereunder shall be in federal or state court in Dallas County, Texas.

         20. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by any party to another shall be deemed to have been duly given if given in writing and personally delivered or sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:


                 If to the Purchaser:     BearCom Operating, L.P.
                                          11545 Pagemill Rd.
                                          Dallas, TX 75243
                                          Attention: John P. Watson

                 If to the Sellers
                 or any Shareholder:      the applicable address as set forth
                                          on page one

Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after mailing.
Any party may change its, his or her address by written notice given to the other parties in the manner set forth herein.

         If you agree to the terms of this Agreement, please so indicate by signing this letter or a counterpart in the spaces provided below and returning it to the undersigned as soon as practicable.


                                     Very truly yours,

                                     BEARCOM OPERATING, L.P.
                                     By:  Page-Com GP, Inc., general partner


                                          By: /s/  JERRY DENHAM
                                             ---------------------------------
                                                     Jerry Denham, President



Duly Executed, Agreed and Accepted:

MOBITEL COMMUNICATIONS AND ELECTRONICS, INC.

By: /s/ ROYCE A. WITTE
   ----------------------------------------
        Royce A. Witte, President


NETWORK COMMUNICATIONS, INC.

By: /s/ ROYCE A. WITTE
   ----------------------------------------
           Royce A. Witte, Vice President

Shareholders of Mobitel:


/s/ ROYCE A. WITTE
-------------------------------------------
     Royce A. Witte

/s/ JAMES D. REED
-------------------------------------------
     James D. Reed

Shareholders of Network:


/S/ ROYCE A.  WITTE
-------------------------------------------
     Royce A. Witte